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EXHIBIT 99.1


                                CYBERCASH, INC.
                              2100 Reston Parkway
                               Reston, VA  20191
                                 (Nasdaq: CYCH)


AT THE COMPANY                                AT THE FINANCIAL RELATIONS BOARD
James Condon, CFO                             Marianne Stewart - General Info
(703) 716-5208                                (212) 661-8030

FOR IMMEDIATE RELEASE
February 5, 1998


                  CYBERCASH, INC. RAISES $15 MILLION IN EQUITY
                           THROUGH PRIVATE PLACEMENT

         RESTON, VA., February 5, 1998 -- CyberCash, Inc. (Nasdaq:CYCH), a technology services company that enables secure financial transactions on the Internet, today announced that it has raised $15 million in equity capital through a private placement of convertible preferred stock and options to two private equity funds. In addition, the Company will receive a second investment of $15 million if certain conditions are satisfied. James Condon, CyberCash CFO, stated that "We believe that, with this additional capital, CyberCash will be able to take advantage of opportunities that will reinforce its position as the leading provider of Internet payment services."

         The preferred stock issued in the transaction is convertible into common stock at a conversion price based on the market price for CyberCash stock on the Nasdaq National Market System during a specified measurement period immediately preceding the election to convert. The holders of the preferred stock are subject to certain limits on the number of shares they can convert at any one time. During the first five months, the holders may convert only if the market price of the common stock is above $11.65 per share or if the market price of the Common Stock increases by at least 25% during the measurement period. The Company also issued to the preferred stock investors options to purchase common stock at an exercise price based on the current market price and the stock market price at the end of 1998. The Company has agreed to register for resale the common stock underlying the preferred stock and options.

         The Company is committed to sell, and the investors are committed to buy, convertible preferred stock and options for an additional $15 million upon the satisfaction of certain conditions, including that the market price of the common stock is at least $13.76 per share and that certain stockholder approvals are obtained at the Company's annual meeting in late June 1998.

         The Company intends to report its fourth quarter and full year 1997 results on February 9, 1998.
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         CyberCash, Inc., of Reston, Virginia, founded in August 1994, is a leading provider of secure Internet commerce solutions that provides software and services to enable secure financial transactions on the Internet. The Company offers a complete suite of Internet payment solutions, including a credit card service, which handles payments using major credit cards; the Company's innovative micropayment service which enables cash transactions; and the secure electronic check service which allows consumer-to-business and business-to-business funds transfer via checking accounts. CyberCash works with virtually all transaction processing institutions.

         This press release contains statements that are forward looking, including statements about the Company's future profitability and stock price. They are based on the Company's current expectations, and are subject to a number of uncertainties and risks, and actual results may differ materially. The uncertainties and risk include the pace of growth of Internet commerce, the development by the Company and its competitors of new products and services, strategic decisions by major participants in the industry, competitive pricing pressures, legal and regulatory developments, general economic conditions, and stock market developments affecting technology companies. Further information abut these and other relevant risks and uncertainties may be found in the Company's report on Form 10-K, and its other filings with the Securities and Exchange Commission, all of which are available from the Commission and from the Company's worldwide web site http://www.cybercash.com as well as other sources.